MARTIN MARIETTA REPORTS SECOND-QUARTER 2026 RESULTS

Second-Quarter Revenues Increase 21% to New Record

Operational Efficiency Opportunities Expected to Drive $350 Million of Cash Flow Benefits

Raises Full-Year 2026 Revenues Guidance and Reaffirms Adjusted EBITDA Guidance

RALEIGH, N.C. (July 30, 2026) – Martin Marietta Materials, Inc. (NYSE: MLM) (Martin Marietta or the Company), a leading national supplier of aggregates and other building materials, today reported results for the second quarter ended June 30, 2026.

Second-Quarter Highlights

(Financial highlights are for continuing operations)

	Quarter Ended June 30,
(in millions, except per share and per ton data)	2026	2025	% Change
Revenues[4]	$1,947	$1,609	21%
Gross profit[2]	$495	$496	(0)%
Earnings from operations[5]	$372	$413	(10)%
Net earnings from continuing operations attributable to Martin Marietta[6]	$256	$292	(12)%
Adjusted EBITDA from continuing operations[1]	$638	$565	13%
Earnings per diluted share from continuing operations[6]	$4.26	$4.84	(12)%
Adjusted earnings per diluted share from continuing operations[1]	$5.00	$4.84	3%

Aggregates product line
Shipments (tons)	61.6	52.7	17%
Average selling price per ton (ASP)[3]	$22.74	$23.21	(2)%
Revenues	$1,533	$1,320	16%
Gross profit[2]	$418	$430	(3)%
Gross profit per ton[2]	$6.78	$8.15	(17)%

1
Non-GAAP financial measures; see pages 14 and 16 for reconciliations to the nearest GAAP financial measures.
2
Quarter ended June 30, 2026, gross profit, aggregates gross profit and aggregates gross profit per ton included a charge of $52 million, $52 million and $0.84 per ton, respectively, for the impact of selling acquired inventory after markup to fair value as part of acquisition accounting.
3
Organic mix-adjusted ASP is 4 percent.

For additional notes, see page 13.

Ward Nye, Chair, President and CEO of Martin Marietta, stated, “Building on our positive trends entering 2026, Martin Marietta delivered record second-quarter revenues and Adjusted EBITDA from continuing operations. Revenues increased 21% and Adjusted EBITDA from continuing operations grew 13%, driven by strong organic performance and acquisition contributions. Infrastructure and heavy nonresidential construction activity across much of our footprint supported favorable shipment trends and underscored the earnings power and resilience of our business model. Most importantly, our team delivered the safest first half in the Company's history, as measured by Total Injury Incident and Lost-Time Incident Rates. Based on our strong first-half results and continued momentum, we are raising our full-year revenue guidance to a range of $7.2 billion to $7.4 billion and reaffirming our full-year Adjusted EBITDA from continuing operations guidance of $2.36 billion to $2.5 billion.

"The quarter was also notable for the announcement of several value creating transactions. Most significantly, and consistent with our strategic plan, on June 27, we entered into a definitive agreement to combine with Lhoist North America (LNA), the nation's leading producer of high-calcium lime, dolomitic lime and industrial mineral products. The planned combination advances our SOAR 2030 objective to expand our differentiated upstream Specialties platform, broadens our participation across infrastructure, manufacturing and industrial end markets and leverages our core quarrying and mineral resource management expertise. The transaction also establishes Martin Marietta as the nation's leading producer of limestone products and further enhances our portfolio of scarce, long-lived reserves. As the transaction has not yet closed, our revised 2026 guidance does not include any contribution from LNA.

"Additionally, on May 15 we completed the acquisition of New Frontier Materials (NFM), expanding our leading aggregates platform along the I-70 corridor. Together, these transactions further strengthen our portfolio by deepening our leadership position in aggregates while accelerating the planned expansion of our differentiated upstream Specialties platform.

"Beyond these portfolio actions, our expanded enterprise review identified opportunities that are expected to generate approximately $350 million of annualized cash flow improvements as we optimize our evolving asset base, network footprint, and sustaining capital requirements. Through disciplined inventory management and reductions in capital spending, we have unlocked more than $200 million of cash year-to-date compared with the prior-year period. Combined with our strong second-quarter organic cost performance, these actions reflect meaningful progress toward our efficiency and cash generation objectives."

Mr. Nye concluded, "Martin Marietta's portfolio today reflects years of disciplined investment and thoughtful portfolio shaping. As we advance our SOAR 2030 objectives, we remain focused on responsible capital allocation, enterprise excellence and preserving the financial flexibility that has long distinguished our Company. Supported by high-quality assets, extensive limestone and granite reserves and favorable long-term demand fundamentals, we believe Martin Marietta is uniquely positioned to compound shareholder value through disciplined execution, attractive growth and superior stewardship of our irreplaceable mineral resources."

Second-Quarter Financial and Operating Results

(All financial and operating results are for continuing operations and comparisons are versus the prior-year second quarter, unless otherwise noted)

Building Materials Business

Aggregates

Second-quarter aggregates shipments increased 17.0 percent to a record of 61.6 million tons, reflecting a full quarter of contributions from the operations acquired from Quikrete Holdings, Inc. (QUIKRETE), a partial-quarter of contributions from NFM and organic shipment growth of 2.3 percent driven by strong infrastructure and heavy nonresidential demand across our geographic footprint. ASP decreased 2.0 percent to $22.74 per ton, primarily reflecting acquisition-related mix headwinds. Organic ASP increased 2.1 percent and organic mix-adjusted ASP7 increased 3.7 percent, reflecting continued strong organic shipment momentum in the Central and West Divisions where average selling prices are below the Company's average.

Aggregates gross profit decreased 3 percent to $418 million, inclusive of the $52 million non-cash charge associated with the fair market value purchase accounting inventory step-up adjustments. Cost management efforts supported strong organic cost performance with cost of goods sold per ton increasing 3.6 percent, including 150 basis points from higher pass-through external freight costs.

Other Building Materials

Other Building Materials revenues increased 12 percent to $303 million while gross profit decreased 14 percent to $34 million. Gross profit declined due to higher ready mix concrete raw material costs combined with lower organic paving revenues and job margins.

Specialties Business

Specialties delivered revenues of $152 million and gross profit of $50 million, both quarterly records. These results reflected contributions from the July 2025 Premier Magnesia, LLC acquisition and organic pricing gains across all products.

The Company's lime business delivered 4.0 percent ASP growth, or 5.0 percent on a mix-adjusted8 basis, and 0.9 percent shipment growth resulting in gross profit growth of 7 percent.

Portfolio Optimization

On June 27, 2026, the Company entered into a definitive agreement to combine with LNA, a subsidiary of Lhoist Group, in a transaction valued at approximately $13.5 billion, consisting of cash and shares of Martin Marietta common stock. The transaction is expected to close in the second half of 2026, subject to regulatory approvals and other customary closing conditions. LNA is a leading producer of high-calcium lime, dolomitic lime and industrial mineral products serving diversified end markets through a network of 20 quarries and production facilities and 45 distribution terminals.

On May 15, 2026, the Company acquired NFM, a complementary aggregates-led bolt-on business serving the greater St. Louis metropolitan area producing over 8 million tons of aggregates annually.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the six months ended June 30, 2026, was $339 million, compared with $605 million for the prior-year period, primarily reflecting higher income tax payments related to the taxable gain recognized on the February 2026 divestiture of the Midlothian cement business and the Company's remaining Texas ready mix concrete operations in conjunction with the QUIKRETE asset exchange completed February 2026.

Cash paid for property, plant and equipment additions for the six months ended June 30, 2026, was $314 million.

During the six months ended June 30, 2026, the Company returned $302 million to shareholders through dividend payments and share repurchases. As of June 30, 2026, 10.7 million shares remained available under the current repurchase authorization.

As of June 30, 2026, the Company had $112 million of unrestricted cash and cash equivalents on hand and $742 million of unused borrowing capacity under its existing credit facilities.

On July 15, 2026, the Company secured a commitment for a new three-year senior unsecured term loan facility in an aggregate principal amount of $1.5 billion subject to consummation of the LNA acquisition and other customary conditions.

Non-GAAP Financial Information

This earnings release includes financial measures not prepared in accordance with United States generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are provided in the Appendix. Management believes these non-GAAP measures are widely used by investors to evaluate the Company’s performance and, when considered alongside the Company’s consolidated financial statements, offer valuable insight into the Company’s ongoing and expected business results. These measures also inform internal evaluations of overall business performance. Management recognizes that reported results are influenced by numerous factors, and the adjustments in non-GAAP measures may not reflect all such impacts. Additionally, these measures may not be comparable to similarly titled measures used by other companies.

Conference Call Information

Martin Marietta will discuss its second-quarter 2026 earnings results today, July 30, 2026, via a conference call and live webcast beginning at 10:00 a.m. Eastern Time. To participate, dial +1 (646) 307-1963 and enter conference ID 7217352. Participants are encouraged to dial in at least 15 minutes before the scheduled start time to ensure a timely connection. An on-demand replay will be posted to the Company's website approximately two hours after the conclusion of the live broadcast and will be available for one year. Access links for both the live and archived events, along with the Q2 2026 Supplemental Information, are available on the Investors section of the Company's website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of aggregates and other building materials. Through a network of operations spanning 29 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Specialties business provides high-purity magnesia and dolomitic lime products used worldwide in environmental, industrial, agricultural and specialty applications. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Jacklyn Rooker

Vice President, Investor Relations

+1 (919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-E.

This earnings release contains forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and are based on assumptions that the Company believes are reasonable, but which may differ materially from actual results. These statements reflect the Company’s current expectations or forecasts of future events. You can identify these statements because they do not relate only to historical or current facts and may use words such as “guidance,” “anticipate,” “may,” “expect,” "could," “should,” “believe,” "estimate," "forecast," "intend," "outlook," "plan," "project," "schedule," “will,” and other words of similar meaning in connection with future events or future performance. Any or all of the Company’s forward-looking statements herein and in other publications may prove to be incorrect.

Second-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to risks and uncertainties and is based on assumptions that the Company believes are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements, including the outlook and 2026 Guidance, include, but are not limited to: the Company’s ability to address challenges, including shipment declines caused by economic and weather events beyond its control; a widespread decline in aggregates pricing, including reduced shipment volume negatively affecting price; the termination, capping, reduction or suspension of federal and/or state fuel tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, including any issues arising from such budgets, particularly in Texas, North Carolina, Colorado, California, Georgia, Florida, South Carolina, Arizona, Iowa and Minnesota; the United States Congress’ inability to reach agreement internally or with the Executive Branch on policy affecting the federal budget; a prolonged Federal government shutdown; the ability of states or other entities to finance approved projects through tax revenues or alternative financing; construction spending levels in the Company’s markets; reductions in defense spending and impacts on construction activity on or near military bases; declines in energy-related construction due to changes in oil production or capital spending, particularly in Texas; sustained high mortgage interest rates and factors leading to a slowdown in private construction in some areas; unfavorable weather, including storms, hurricanes, wildfires, timing of seasons, drought, rainfall, or extreme temperatures affecting production schedules, shipment volumes, product/geographic mix and profitability; volatility in fuel and energy costs, including diesel, electricity, natural gas and consumables like steel, explosives, tires and conveyor belts, as well as natural gas for the

Company’s Specialties business; increased raw materials costs, such as bitumen; rising costs of repair and supply parts; construction labor shortages and supply chain challenges; labor relations risks, such as unionization efforts, work stoppages or strikes; workforce demographics-related challenges in recruiting and retaining skilled employees, particularly for physically demanding roles in rural or less-populated areas; unexpected equipment failures, unscheduled maintenance, industrial accident or prolonged production disruption; resiliency and potential declines of the Company's construction end-use markets; potential impacts of disease outbreaks, epidemics, pandemics, or similar health threats, or fear of such events, and related economic/societal responses, affecting suppliers, customers, partners or employees; the performance of the overall United States economy; governmental regulation, including environmental laws and climate change regulations at state and federal levels; implementation of emissions taxes, carbon-pricing schemes, or stricter climate-related rules that could increase operating costs or restrict Specialties production; delays or difficulties in securing timely land use approvals or environmental permits amid changing regulatory expectations; increasing legal actions or public pressure related to environmental impact, emissions, or land use could result in reputational harm or financial liability; failure to meet evolving environmental, social, and governance (ESG) standards or investor benchmarks may affect access to capital or shareholder confidence; changes in external ESG ratings or methodologies could affect investor sentiment or index inclusion; increasing competition for water access or stricter water usage regulations could impact production, especially in drought-prone regions; outcomes of environmental or land-use proceedings, or increased costs associated with regulatory obligations, including site reclamation; elevated premiums or reduced coverage availability for property, casualty, or environmental liability could increase risk exposure; transportation availability and investment in rail infrastructure impacting the movement of materials especially to the Company’s Texas, Southeast and Gulf Coast markets, the movement of essential dolomitic lime to the Company’s Specialties plant in Manistee, Michigan and its customers, and the movement of magnesite from the Company's Specialties' Gabbs, Nevada facility to processing plants in North Carolina, Indiana and Pennsylvania and the Company's customers; increased transportation costs, including increases from energy price fluctuations, fuel surcharges, and compliance with tightening regulations, including water shipments; availability of trucks and licensed drivers for material transport; availability and cost of construction equipment in the United States; weakness in the steel industry markets served by the Company’s dolomitic lime products; geopolitical risks affecting costs, supply chain, oil and gas prices, including conflict zones such as Iran, Russia-Ukraine, Israel-Middle East and potential China-Taiwan tensions; trade disputes and tariffs impacting the U.S. economy; unplanned cost changes or customer realignments affecting earnings; dependence on information technology and automated systems; risks related to third-party vendors, including exposure to cybersecurity vulnerabilities or service outages; inflation pressures on production and interest costs; customer concentration in construction markets increasing the risk of potential losses on customer receivables; demand levels, production volumes, and cost management affecting operating leverage and profitability; risks related to the Company's pending LNA transaction, including the timing of consummation of the transaction; the ability to satisfy closing conditions, transaction costs or that the closing of the transaction does not occur; the risk that any regulatory approval required to complete the transaction is not obtained, or is obtained subject to conditions that are not anticipated or that the Company is not obligated to accept; the diversion of management time on transaction-related issues; global economic conditions; adverse industry conditions; the risk that the Securities Sale Agreement may be terminated, including in circumstances that would require the Company to pay a termination fee; the Company’s ability to obtain the financing on favorable terms or at all and the resulting increase in the Company’s indebtedness and potential effects on the Company’s credit ratings; the issuance of newly-issued shares of Martin Marietta common stock as consideration payable at the closing of the LNA Transaction and the resulting dilution to the Company’s existing shareholders; and potential business uncertainty, including changes to existing business relationships during the pendency of the transaction that could affect financial performance, integration challenges, market conditions, and the impact of the transaction on the Company's stakeholders; the possibility that acquisition synergies may not be realized as expected or within anticipated timeframes, potentially impacting profitability and debt covenant compliance; risks related to executive succession, retention and leadership development critical to strategy execution, including impacts from unexpected leadership changes; changes in tax laws or interpretations, including those related to acquisitions or divestitures, which could increase tax rates; violation of the Company’s debt covenants in the event of price and/or volume instability; new or revised accounting rules could impact financial reporting, asset valuations, or covenant compliance; challenges in implementing new technologies or automation systems could lead to inefficiencies, cost overruns, or operational disruptions; cybersecurity risks; downward pressure on the Company’s common stock price affecting goodwill impairment evaluations; potential credit rating downgrades to non-investment grade; and other risk factors listed from time to time in the Company’s SEC filings.

You should also review the risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2025, the forthcoming Form 10-Q for the quarter ended June 30, 2026, and other periodic SEC filings. All forward-looking statements should be evaluated with these considerations in mind. Other risks and uncertainties not presently known or currently deemed immaterial may also affect the Company’s performance or the accuracy of forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2026	2025	2026	2025
Revenues	$1,947	$1,609	$3,309	$2,771
Cost of revenues	1,452	1,113	2,504	1,960
Gross Profit	495	496	805	811
Selling, general and administrative expenses	116	104	249	230
Acquisition, divestiture and integration expenses	18	2	24	4
Other operating income, net	(11)	(23)	(1)	(14)
Earnings from Operations	372	413	533	591
Interest expense	59	57	115	113
Other nonoperating income, net	(7)	(9)	(19)	(19)
Earnings from continuing operations before income tax expense	320	365	437	497
Income tax expense	64	73	101	101
Earnings from continuing operations	256	292	336	396
(Loss) Earnings from discontinued operations, net of income tax (benefit) expense	(5)	36	1,428	48
Consolidated net earnings	251	328	1,764	444
Less: Net earnings attributable to noncontrolling interests	—	—	—	—
Net Earnings Attributable to Martin Marietta	$251	$328	$1,764	$444

Net Earnings (Loss) Attributable to Martin Marietta
Basic earnings per share from continuing operations	$4.27	$4.85	$5.57	$6.54
Basic (loss) earnings per share from discontinued operations	(0.09)	0.59	23.75	0.79
Total basic earnings per share attributable to common shareholders	$4.18	$5.44	$29.32	$7.33

Diluted earnings per share from continuing operations	$4.26	$4.84	$5.56	$6.52
Diluted (loss) earnings per share from discontinued operations	(0.09)	0.59	23.71	0.79
Total diluted earnings per share attributable to common shareholders	$4.17	$5.43	$29.27	$7.31

Weighted-Average Common Shares Outstanding
Basic	60.1	60.3	60.2	60.6
Diluted	60.2	60.4	60.3	60.7

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Reportable Segment* Financial Highlights
(Continuing Operations Only)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2026	2025	2026	2025
Revenues
East Group	$972	$878	$1,807	$1,636
West Group	823	641	1,208	958
Total Building Materials business	1,795	1,519	3,015	2,594
Specialties	152	90	294	177
Total	$1,947	$1,609	$3,309	$2,771

Earnings (Loss) from operations
East Group	$295	$302	$525	$539
West Group	81	92	38	50
Total Building Materials business	376	394	563	589
Specialties	42	31	77	64
Total reportable segments	418	425	640	653
Corporate	(46)	(12)	(107)	(62)
Earnings from operations	372	413	533	591
Interest expense	59	57	115	113
Other nonoperating income, net	(7)	(9)	(19)	(19)
Earnings from continuing operations before income tax expense	$320	$365	$437	$497

* In connection with the closing of the Quikrete asset exchange during the quarter ended March 31, 2026, the Company updated its reportable segments. As of March 31, 2026, the Building Materials business includes two reportable segments: East Group (comprised of the East and Southwest divisions) and West Group (comprised of the Central and West divisions). The Company has recast all comparative prior-period information presented in this earnings release to reflect the updated reportable segments.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Product Line Financial Highlights
(Continuing Operations Only)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2026	2025	2026	2025
Revenues
Building Materials
Aggregates	$1,533	$1,320	$2,675	$2,322
Other Building Materials	303	271	420	393
Less: Interproduct sales	(41)	(72)	(80)	(121)
Total Building Materials business	1,795	1,519	3,015	2,594
Specialties	152	90	294	177
Total	$1,947	$1,609	$3,309	$2,771

Gross profit (loss)
Building Materials
Aggregates	$418	$430	$706	$726
Other Building Materials	34	39	18	21
Total Building Materials business	452	469	724	747
Specialties	50	36	95	74
Corporate	(7)	(9)	(14)	(10)
Total	$495	$496	$805	$811

Depreciation, Depletion and Amortization*
Building Materials
Aggregates	$166	$125	$298	$237
Other Building Materials	13	10	24	20
Total Building Materials business	179	135	322	257
Specialties	11	4	21	9
Corporate	1	1	2	2
Total	$191	$140	$345	$268

* Depreciation, depletion and amortization reflects the expense included in Cost of revenues and does not represent total depreciation, depletion and amortization.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data

	June 30,	December 31,
	2026	2025
(in millions)	Unaudited	Audited
Assets
Cash and cash equivalents	$112	$67
Restricted cash	8	—
Accounts receivable, net	1,020	723
Inventories, net	1,169	1,078
Other current assets	131	95
Current assets held for sale	6	1,230
Property, plant and equipment, net	13,101	10,290
Intangible assets, net	4,524	4,073
Operating lease right-of-use assets, net	381	367
Other noncurrent assets	853	788
Total Assets	$21,305	$18,711

Liabilities and Equity
Current maturities of long-term debt	$860	$30
Other current liabilities	879	865
Long-term debt (excluding current maturities)	5,091	5,293
Other noncurrent liabilities	2,927	2,489
Total equity	11,548	10,034
Total Liabilities and Equity	$21,305	$18,711

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

	Six Months Ended
	June 30,
(in millions)	2026	2025
Cash Flows from Operating Activities
Consolidated net earnings	$1,764	$444
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	371	321
Stock-based compensation expense	41	37
Gain on divestitures and sales of assets	(1,977)	(15)
Deferred income taxes, net	278	9
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(269)	(226)
Inventories, net	61	(42)
Accounts payable	55	48
Other assets and liabilities, net	25	35
Other items, net	(10)	(6)
Net Cash Provided by Operating Activities	339	605
Cash Flows from Investing Activities
Additions to property, plant and equipment	(314)	(412)
Acquisitions, net of cash acquired	(733)	—
Proceeds from divestitures and sales of assets	469	18
Investments in life insurance contracts, net	10	1
Investments in limited liability company	—	(44)
Other investing activities, net	—	(15)
Net Cash Used for Investing Activities	(568)	(452)
Cash Flows from Financing Activities
Proceeds from borrowings	1,085	—
Repayments of debt	(460)	—
Payments on finance lease obligations	(10)	(12)
Dividends paid	(102)	(97)
Repurchases of common stock	(200)	(450)
Shares withheld for employees’ income tax obligations	(27)	(29)
Other financing activities, net	(4)	1
Net Cash Provided by (Used for) Financing Activities	282	(587)
Net Increase (Decrease) in Cash and Cash Equivalents	53	(434)
Cash and Cash Equivalents, beginning of period	67	670
Cash and Cash Equivalents, end of period	$120	$236

Appendix

MARTIN MARIETTA MATERIALS, INC.

Additional Notes

4. Revenues for the quarters ended June 30, 2026, and June 30, 2025, included the sales of products and services to customers (net of any discounts or allowances) and freight revenues for continuing operations.

5. Earnings from operations for the quarter ended June 30, 2026, included charges of $58 million for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting for transactions meeting the Company's threshold for adding back for purposes of Adjusted EBITDA from continuing operations; and an asset and portfolio rationalization charge.

6. Net earnings from continuing operations attributable to Martin Marietta and earnings per diluted share from continuing operations for the quarter ended June 30, 2026, included charges of $45 million and $0.74 per diluted share, respectively, for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting for transactions meeting the Company's threshold for adding back for purposes of Adjusted EBITDA from continuing operations; and an asset and portfolio rationalization charge.

7. Organic mix-adjusted ASP represents Organic ASP adjusted to reflect consistent geographic mix between periods and is calculated by comparing Organic ASP for current-period shipments to Organic ASP for shipments in the comparable prior period. Please refer to the Investors section of the Company's website for definitions of ASP and Organic ASP.

8. Lime mix-adjusted ASP represents ASP for the Company's lime business adjusted to reflect consistent product mix between periods and is calculated by comparing ASP for current-period shipments to ASP for shipments in the comparable prior period. Please refer to the Investors section of the Company's website for a definition of ASP.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization; earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting (Inventory Markup); and an asset and portfolio rationalization charge, or Adjusted EBITDA from continuing operations, is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. The Company has elected to add back, for purposes of its Adjusted EBITDA from continuing operations calculation, acquisition, divestiture and integration expenses and the Inventory Markup only for transactions with consideration of at least $2.0 billion for the Building Materials business or $200 million for the Specialties business.

Adjusted EBITDA from continuing operations is not defined by accounting principles generally accepted in the United States (GAAP) and, as such, should not be construed as an alternative to net earnings attributable to Martin Marietta, earnings from operations, or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA from Continuing Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2026	2025	2026	2025
Net earnings from continuing operations attributable to Martin Marietta	$256	$292	$336	$396
Add back:
Interest expense, net of interest income	58	56	112	107
Income tax expense for controlling interests	64	73	101	101
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	202	144	367	279
Acquisition, divestiture and integration expenses	11	—	15	—
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	45	—	67	—
Asset and portfolio rationalization charge	2	—	3	—
Adjusted EBITDA from continuing operations	$638	$565	$1,001	$883

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Reconciliation of 2026 Net Earnings from Continuing Operations Attributable to Martin Marietta Guidance to the 2026 Adjusted EBITDA from Continuing Operations Guidance

(in millions)	Mid-Point of Range*
Net earnings from continuing operations attributable to Martin Marietta	$1,043
Add back:
Interest expense, net of interest income	223
Income tax expense for controlling interests	279
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	800
Acquisition, divestiture and integration expenses	15
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	67
Asset and portfolio rationalization charge	3
Adjusted EBITDA from continuing operations guidance	$2,430

* The Company's 2026 guidance does not include any contributions from the proposed LNA transaction announced on June 29, 2026.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Adjusted earnings per diluted share from continuing operations is a non-GAAP financial measure used by the Company and by investors to evaluate operating performance and enhance comparability across reporting periods. The Company calculates Adjusted earnings per diluted share from continuing operations by excluding the impact of certain items that management believes are not indicative of the Company's underlying performance from period to period, including impacts directly related to acquisition and divestiture activity as well as asset and portfolio rationalization charges. The Company has elected to add back, for purposes of its Adjusted earnings per diluted share from continuing operations calculation, acquisition, divestiture and integration expenses, the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and the revaluation of deferred tax liabilities, only for transactions with consideration of at least $2.0 billion for the Building Materials business or $200 million for the Specialties business.

Adjusted earnings per diluted share from continuing operations is not defined by accounting principles generally accepted in the United States (GAAP) and, as such, should not be construed as an alternative to earnings per diluted share from continuing operations. For further information on Adjusted earnings per diluted share from continuing operations, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Earnings per Diluted Share from Continuing Operations to Adjusted Earnings per Diluted Share from Continuing Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(per diluted share)	2026	2025	2026	2025
Earnings per diluted share from continuing operations	$4.26	$4.84	$5.56	$6.52
Add back:
Acquisition, divestiture and integration expenses	0.14	—	0.20	—
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	0.58	—	0.86	—
Asset and portfolio rationalization charge	0.02	—	0.04	—
Revaluation of deferred tax liabilities	—	—	0.26	—
Adjusted earnings per diluted share from continuing operations	$5.00	$4.84	$6.92	$6.52